Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Penn Virginia Corporation:

We consent to the incorporation by reference in the registration statement on Form S-8 (No. 33-59647, 333-82304, 333-96463, 333-96465, 333-82274, 333-103455, 333-143514, and 333-159304) of Penn Virginia Corporation (the “Company”) of our reports dated March 1, 2010, with respect to the consolidated balance sheets of the Company as of December 31, 2010 and 2009, and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2010, and the effectiveness of internal control over financial reporting as of December 31, 2010, which reports appear in the December 31, 2010 annual report on Form 10-K of the Company.

/s/ KPMG LLP

Houston, Texas
February 25, 2011